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                                                                    EXHIBIT 10.7

October 7, 1997




Mark Benadiba
25 Parkwood Avenue
Toronto, Ontario
M4V 2W9

Dear Mark:

     RE: EMPLOYMENT AND RELATED ARRANGEMENTS

     This letter contains the terms and conditions upon which you have agreed to remain in the full-time employment of Cott Corporation ("Cott") as Co-Chief Operating Officer. This letter, once accepted by you, is intended to and shall constitute a binding legal agreement, enforceable by and against each of us in accordance with its terms.

1. BASE COMPENSATION. Your base salary shall be the annualized amount of $425,000. Your base salary shall be payable in the same manner and at the same intervals as the other senior officers of Cott. Provided that you remain in the full-time employment of Cott, your base salary will be reviewed in April, 1998 and at the end of every twelve month period thereafter, and may be increased in respect of any such twelve month period by the CEO, with the advice and consent of the Human Resources, Compensation and Corporate Governance Committee of the Board. Base salary increases will be dependent, in general, upon a variety of factors, including rates of increase of other senior executive officers of Cott, rates of increase and salary levels of other executives in comparable North American industrial corporations, rates of inflation and other relevant criteria.

2. BONUS COMPENSATION. You shall be entitled to an annual bonus of up to 50% of your base salary in respect of any fiscal year, payable within 30 days following the release by Cott of its year end results for such fiscal year. The bonus amount, if any, will be based on achievable and measurable criteria which we shall mutually agree upon within 60 days following your acceptance of this letter and which, provided that you remain in the full-time employment of Cott, shall be reviewed in April of each year, commencing 1998. It is intended that such criteria will enable you to earn as much in the way of bonus compensation as the other Co-Chief Operating Officer, provided that the bonus criteria for you and the other Co-Chief Operating Officer will be specific to your respective functions. You acknowledge that your bonus compensation, if any, need not necessarily be equal to that paid, if any, to the other Co-Chief Operating Officer. If you employment terminates prior to the end of a fiscal year, any bonus earned in respect of that year shall be pro-rated accordingly.

3. EMPLOYEE BENEFITS AND PERQUISITES. You shall be entitled to any and all benefits and perquisites which are from time to time available to other senior officers of Cott, excluding the CEO.

4. STOCK OPTIONS. In addition to the options to purchase 185,000 common shares of Cott which you currently hold (the "Existing Options"), you will receive options to purchase


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                                      - 2 -

a further 115,000 common shares (the "New Options") at a price per share of $14.10, being the market price for shares of Cott at the close of trading on September 3, 1997. The New Options shall be subject to and governed by the terms and conditions of Cott's existing Employee Stock Option Plan, including vesting, provided that:

     (A) all unvested Existing Options and New Options (collectively, the "Options") shall immediately vest upon a Change of Control (as hereinafter defined);

     (B) if, prior to the second anniversary of the date on which a Chief Executive Officer is named to replace Gerald N. Pencer ("GNP") (such date being hereinafter described as the "CEO Replacement Date") your employment is terminated by Cott without cause or if your position, title, duties, responsibilities and/or reporting is changed in any material respect, or if you voluntarily leave the employment of Cott for Good Reason (as hereinafter defined), all unvested Existing Options shall immediately vest;

          (all of (a) and (b) being subject to regulatory approval which Cott shall use reasonable commercial efforts to obtain, failing which the equivalent after tax value of any unvested Options shall be paid to you within 30 days following the later of the date on which you are or would otherwise be required to sell the Options or the date on which you notify Cott in writing that you would have elected to dispose of such Options if there is no requirement to do so); and

     (C) if you voluntarily leave the employment of Cott other than for Good Reason or if your employment is terminated by Cott for cause or as a result of your death, all unvested Existing Options shall immediately terminate and shall cease to have any further force or effect.

          For the purposes of this letter, "Change of Control" shall occur if:

          (I) any shareholder or group of shareholders (other than GNP) acting jointly or in concert beneficially acquires in any transaction or series of transactions ownership or control or direction over more voting shares in the capital of Cott than GNP, provided such shareholder or group beneficially owns or has control or direction over at least 20% of such voting shares at the time of any determination; or


          (II) a majority of the individuals who serve as directors of Cott at the commencement of any 18 month period are replaced except by replacement directors who become directors at the initiative of the management of Cott pursuant to a management proxy solicitation or otherwise.





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                                      - 3 -

5.   TERMINATION PAYMENTS.

     (A) If within either of the two year periods following the CEO Replacement Date or a Change of Control your employment is terminated by Cott without cause other than by reason of your death or if your position, title, duties, responsibilities and/or reporting is changed in any material respect, or if you voluntarily leave the employment of Cott for Good Reason, Cott shall pay you, within 30 days following the date of termination or change, as the case may be, an amount equal to two times your base salary and bonuses paid to you and cash value of your benefits and perquisites during the most recently completed twelve calendar months prior to the date of termination.

     (B) If at the end of either of the two year periods following the CEO Replacement Date or Change of Control, you voluntarily leave the employment of Cott other than for Good Reason, Cott shall pay you, within 30 days following the end of such two year period, an amount equal to your base salary and bonuses paid to you and cash value of your benefits and perquisites during the most recently completed twelve calendar months prior to the end of such period.

     If you receive any of the termination payments contemplated by this paragraph 5, you shall not otherwise be entitled to any other payments, compensation or damages whatsoever resulting from the termination of your employment.


6.   CAUSE. Whenever used in this letter, "cause" means:

     (A) the willful and continued failure by you substantially to perform your duties with Cott (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from termination by you for Good Reason) after a written demand for substantial performance is delivered to you by the board of directors of Cott (the "Board"), which demand specifically identifies the manner the Board believes that you have not substantially performed your duties and you failed to correct such failure to perform your duties within 30 days after such written demand is delivered to you; or

     (B) the willful engaging by you in conduct that is demonstrably and materially injurious to Cott, monetarily or otherwise, and no act or failure to act on your part shall be deemed "willful" unless done, or admitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of Cott.

     "Good Reason" shall mean the occurrence, without your express written consent, any of the following:

     (A) Inconsistent Duties - a meaningful and detrimental alteration in your position of in the nature or status of your responsibilities from those currently in effect;


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                                      - 4 -

     (B) Reduction in Remuneration - a reduction by Cott in your annual base salary or a material adverse change in the methodology of determining whether a bonus is payable;

     (C) Relocation - the relocation of the office of Cott where you are currently employed to a location that is more than 50 miles away from such location, or Cott requiring you to be based more than 50 miles away from such location (except for required travel on Cott's business to an extent substantially consistent with your customary business travel obligations in the ordinary course of business); and

     (D) Benefits and Perquisites - the failure of Cott to continue to provide you, in all material respects, with benefits and perquisites which are from time to time available to other senior officers of Cott, excluding the CEO.

7. ENTIRE AGREEMENT. This agreement constitutes the entire agreement between you and Cott relative to the subject matter hereof.

8. GOVERNING LAW. The agreement resulting from your acceptance of this letter shall be governed by and construed in accordance with the laws of the Province of Ontario and federal laws of Canada applicable therein.

9. NOTICES. Wherever notice is required or desired to be given hereunder, it shall be deemed given when physically delivered to Cott (Attention: The Secretary) at its address on this letter (or at such other place as Cott may notify you from time to time) and if to you at your principle residence at the time of the giving of such notice.

10. In the event of termination, Cott will pay for 5 months of professional outplacement services at a maximum of $50,000.

                          ---------------------------

     If the foregoing accurately sets forth the terms of our understanding relative to the subject matter hereof, please so signify by signing and returning to the undersigned a duplicate original of this letter.

                                Yours very truly,

                                COTT CORPORATION

                                Per: /s/ Fraser Latta
                                     ----------------
ACCEPTED AND AGREED TO THIS
27 day of October, 1997.


/s/ Mark Benadiba
---------------------------
Mark Benadiba


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                                COTT CORPORATION
                            800-207 Queen's Quay West
                                Toronto, Ontario
                                     M5J 1A7


PRIVATE & CONFIDENTIAL                                        December 19, 1997

Mark Benadiba
25 Parkwood Avenue
Toronto, Ontario
M4V 2W9

Dear Mark:

     Reference is hereby made to a certain letter agreement between yourself and Cott Corporation dated October 7, 1997 (the "Agreement"), and in particular to
Section 5 thereof.


     This will confirm that the reference to "the cash value of your benefits" contained in Section 5 of the Agreement is intended to mean the cash value of what it would have cost you to purchase benefits for yourself and your family (other than through a group plan) which are equal to those benefits provided for you and your family by Cott Corporation during the relevant period.


     In all other respects the terms of the Agreement shall continue to apply.

                                Yours very truly,

                                COTT CORPORATION



                                Per: /s/ Colin J. Adair
                                    ---------------------------------
                                Colin J. Adair
                                Chairman of the Human Resources,
                                Compensation and Corporate Governance
                                Committee











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May 1, 1998




Fraser Latta
Vice Chairman
Cott Corporation
207 Queen's Quay W, Suite 800
Toronto, Ontario
M5J 1A7

Dear Fraser:

                            RE: EMPLOYMENT AGREEMENT

In reviewing my October 7, 1997 Employment Agreement, I noticed that while subsection 4(a) dealing with my options to all of the options, subsections 4(b) and 4(c) only refer to my original 185,000 options but not the additional 115,000 new options. It is my understanding that it was the intention that those two subsections should refer to all of my options and not just the 185,000 options.

In addition, my interpretation of subsection 5(a) is that, in the circumstances mentioned in that subsection, I would receive two times my base salary, two times bonuses paid to me and two times the cash value of my benefits and perquisites during the most recently completed twelve calendar months prior to the date of my termination.

I would appreciate it if you would sign below to confirm those two provisions of my Employment Agreement.

Regards,

/s/ Mark Benadiba

Mark Benadiba
COO, North America

The foregoing is agreed to this 1st day of May, 1998.

COTT CORPORATION

By: /s/ Fraser Latta
    Fraser Latta
    Vice Chairman






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September 14, 1998

Mark Benadiba
25 Parkwood Avenue
Toronto, Ontario
M4V 2W9

Dear Mark:

                     RE: EMPLOYMENT AND RELATED ARRANGEMENTS

This letter confirms our agreement concerning certain amendments to your agreement dated October 7, 1997, as modified by a letter dated December 19, 1997 and as further modified by an agreement dated May 1, 1998 (collectively, the "Original Agreement").

Pursuant to the Original Agreement, your current position is that of Co-Chief Operating Officer of Cott Corporation, with responsibility for our North American business. This confirms that we have agreed that, effective today, your title is changed to Executive Vice President Cott Corporation and that you will be the President of Cott Canada. In that role, you will have responsibility for all aspects of Cott's Canadian beverage business and will report directly to the President and Chief Executive Officer of Cott Corporation.

In addition to the above change in title, we have agreed to the following changes to the Original Agreement:

1. BASE COMPENSATION - Your base compensation will be increased to $450,000 per annum.

2. BONUS COMPENSATION - Your annual bonus entitled will be increased such that you will now have the ability to earn up to 100% of your base salary as bonus, rather than 50%. The second to last and third to last sentences of clause 2 of the Original Agreement, which refer to the other Co-Chief Operating Officer of Cott Corporation, are of no further force or effect.

3. EXISTING STOCK OPTIONS - This will confirm that all of your Existing Options and New Options (as defined in the Original Agreement) have, as a result of a Change of Control (also as defined in the Original Agreement) having occurred, have fully vested. Pursuant to the terms of the Cott Corporation Common Share Option Plan, in the event that your employment is terminated other than as a result of your death you will have 60 days from the last day of your employment in which to exercise such Existing Options and New Options. We agree to use our best efforts to obtain regulatory approval to a change to the Existing Options and New Options such that in the event that a termination payment is payable to you pursuant to clause 5 of the Original Agreement you will have a period of





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     12 months from the date you cease to be an employee in which to exercise any or all of the Existing Options and New Options. Unless and until such regulatory approval is obtained the exercise of any such options following your ceasing to be an employee shall continue to be governed by the terms of our Common Share Option Plan.

4. NEW STOCK OPTION GRANT - I am pleased to advise you that the Human Resources and Compensation Committee of the Board has approved the grant to you of an additional 50,000 options, vesting over 3 years at 30%, 30% and 40%. Additional paper work will be provided to you shortly with respect to these options. This new grant of stock options is subject to you signing a confidentiality agreement in the form attached.

5. GENERAL - In all other respects, the terms and conditions of the Original Agreement shall remain in full force and effect, unamended.

Mark, I am thrilled that you have agreed to stay on with me and the rest of the "Cott Power" team as we face the challenges of the future. I am confident that we will be successful.


If I have accurately stated the terms of our agreement, please sign and return the enclosed duplicate original of this letter, along with the signed confidentiality agreement.

Yours very truly,


Cott Corporation


Per: /s/ Frank E. Weise, III
    -------------------------------
       Frank E. Weise, III
       President and CEO


ACCEPTED AND AGREED TO THIS 21ST DAY OF SEPTEMBER, 1998.

/s/ Mark Benadiba
----------------------
Mark Benadiba











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June 25, 1999



Mark Benadiba
25 Parkwood Avenue
Toronto, Ontario
M4V 2W9

Dear Mark:

         RE:  EMPLOYMENT AND RELATED ARRANGEMENTS

This letter confirms our agreement concerning certain amendments to your agreement dated October 7, 1997 (the "Original Agreement"), as modified by a letter dated December 19, 1997, as further modified by an agreement dated May 1, 1998 and as further modified by an agreement dated September 14, 1998 (collectively, the "Employment Agreement").


The Employment Agreement is hereby amended as follows:

1. Section 5(a) of the Original Agreement is amended by changing the reference to "two years" in the first line to "three years"; and

2. Section 5(b) of the Original Agreement is amended by changing the reference to "two years" in the first line to "three years".

In all other respects, the terms and conditions of the Employment Agreement shall remain in full force and effect, unamended.

If I have accurately stated the terms of our agreement, please sign and return the enclosed duplicate original of this letter.

Yours very truly,


Cott Corporation

Per: /s/ Colin Walker
    ----------------------

ACCEPTED AND AGREED TO THIS 29TH DAY OF JUNE, 1999.


/s/  Mark Benadiba
-------------------------
Mark Benadiba